Product supplement AB	Registration Statement No. 333-137902
To prospectus dated October 10, 2006 and	dated October 10, 2006
prospectus supplement dated November 13, 2006	Securities Act of 1933, Rule 424(b)(2)

Deutsche Bank AG

Return Optimization Securities Linked to an Index

General

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Deutsche Bank AG may offer and sell securities linked to an index from time to time. This product supplement describes terms that will apply generally to the securities and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate underlying supplement will describe the potential indices and a separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying underlying supplement, prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

•	The securities are senior unsecured obligations of Deutsche Bank AG.

•	Payment on the securities is linked to an underlying index as described below.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

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The securities will be issued in denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. Minimum investment amounts will be specified in the relevant pricing supplement.

•	Investing in the securities is not equivalent to investing in the index or the components underlying the index.

•	The securities will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the securities involves a number of risks. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related underlying supplement or pricing supplement. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

December 31, 2007

In making your investment decision, you should rely only on the information contained or incorporated by reference in the underlying supplement and pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the securities offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant underlying supplement and pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The securities described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the securities. The relevant underlying supplement and pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the securities under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying underlying supplement, prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying underlying supplement, prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the securities and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the securities under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate underlying supplement will describe the potential indices to which the securities may be linked and a separate pricing supplement will describe the terms that apply specifically to the securities, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus and the relevant underlying supplement and pricing supplement. Unless otherwise specified in the relevant pricing supplement, the term “security” refers to each $10.00 security face amount of our Return Optimization Securities Linked to an Index.

What are the securities?

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to an underlying index (the “Index”). The securities are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant underlying supplement and pricing supplement. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

We will not make coupon payments on the securities, and the securities do not guarantee the return of your initial investment at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Index calculated in accordance with the formula set forth below.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities will be issued in denominations of $10.00 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. The face amount and issue price of each security is $10.00, unless otherwise specified in the relevant pricing supplement. The securities will be represented by one or more permanent global securities registered in the name of DTC or its nominee, as described under “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities—Global Securities” in the prospectus.

The Maturity Date for the securities will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date or the last Averaging Date, as applicable, is postponed as described below. If applicable, we will also specify the Maximum Gain, the Buffer and the Multiplier in the relevant pricing supplement. If not specified, the Buffer will be 0% and the Multiplier will be 1.

The amount you will receive at maturity will depend on the value of the Index Ending Level relative to the Index Starting Level (or the Strike Level, if applicable) and, unless otherwise specified in the relevant pricing supplement, will be determined as follows:

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If the Index Ending Level is greater than the Index Starting Level (or the Strike Level, as applicable), you will receive a cash payment per $10.00 security face amount that provides you with a return on your investment equal to the Index Return multiplied by the Multiplier, subject to the Maximum Gain. Your final payment per $10.00 security face amount will be equal to the lesser of:

$10.00 + ($10.00 x Index Return x Multiplier); and

$10.00 + ($10.00 x Maximum Gain).

•	If the Index Ending Level is equal to the Index Starting Level (or the Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 security face amount.

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If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable) by a percentage that is equal to or less than the Buffer, you will receive a cash payment of $10.00 per $10.00 security face amount.

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If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer, for every 1% decrease of the Index beyond the Buffer, you will lose an amount equal to 1% of the face amount of your securities. Your final payment per $10.00 security will be:

$10.00 + ($10.00 x (Index Return + Buffer)).

You will lose some of your investment at maturity if the Index Ending Level decreases from the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer. If the Buffer is 0%, you could lose all of your initial investment at maturity.

The relevant pricing supplement may specify an Index level other than the Index closing level on the trade date (the “Index Starting Level”) to be used for calculating the Index Return and the amount payable at maturity, if any (such alternate Index level, the “Strike Level”). For example, the relevant pricing supplement may specify that a Strike Level, equal to 95% of the Index Starting Level, shall be used to calculate the Index Return.

The Index Ending Level (as defined below) will be calculated on a single date which we refer to as the Final Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant pricing supplement. We refer to such dates generally as Index Valuation Dates in this product supplement. Any Index Valuation Date is subject to postponement in the event of certain market disruption events and as described in this product supplement.

Unless otherwise specified in the relevant pricing supplement, the “Index Return,” as calculated by the calculation agent, is the percentage change in the closing level of the Index calculated by comparing the Index closing level on the Final Valuation Date, or the arithmetic average of the Index closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement (the “Index Ending Level”), to the Index Starting Level or to the Strike Level. The relevant pricing supplement will specify the Index Starting Level and the manner in which the Index Ending Level is determined. Unless otherwise specified in the relevant pricing supplement, the Index Return is calculated as follows:

Index Return =	Index Ending Level – Index Starting Level (or Strike Level, if applicable)
Index Starting Level (or Strike Level, if applicable)

If applicable, the “Buffer,” “Maximum Gain,” and “Multiplier” will be specified in the relevant pricing supplement. If not specified, the Buffer will be 0% and the Multiplier will be 1.

The “Index closing level” on any trading day will be equal to the closing level of the Index or any successor index (as defined in the relevant underlying supplement) or alternative calculation of the Index published following the regular official weekday close of the principal trading session of the relevant exchange for the Index.

A “trading day” is, unless otherwise specified in the relevant pricing supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange for the Index.

The “relevant exchange” is, unless otherwise specified in the relevant pricing supplement, the primary organized exchange or market of trading for the Index or any component underlying the Index or any futures or options contract related to the Index.

The Index Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant pricing supplement and any such date is subject to adjustment as described below. If an Index Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Index Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Index closing level for an Index Valuation Date will not be determined later than the tenth scheduled trading day after the Final Valuation Date or the last Averaging Date, as applicable. If the last possible Index Valuation Date, as postponed in accordance with the provision above, is not a trading day, or if there is a market disruption event on such day, the calculation agent will determine the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price of each component most recently underlying the Index on such Index Valuation Date (or, if trading in the relevant components has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day).

The Maturity Date will be set forth in the relevant pricing supplement. If the scheduled Maturity Date (as specified in the relevant pricing supplement) is not a business day, then the Maturity Date will be the next succeeding business day following such scheduled Maturity Date. If, due to a market disruption event or otherwise, the Final Valuation Date or the last Averaging Date, as applicable, is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following such Final Valuation Date or Averaging Date, as postponed, unless otherwise specified in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in The City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in The City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in open market transactions or by private agreement.

Specific Terms Will Be Described in the Relevant Pricing Supplement

The specific terms of the securities will be described in the relevant pricing supplement. The terms described in that document supplement those described in this product supplement and in the accompanying prospectus supplement and prospectus. If the terms described in the relevant pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

Any relevant pricing supplement, including any free writing prospectus, should be read in connection with this product supplement, the accompanying prospectus supplement, prospectus and the relevant underlying supplement.

What are some of the risks of the securities?

An investment in the securities involves significant risks. These risks are explained in more detail in the “Risk Factors” section below. Investing in the securities is not equivalent to investing directly in the Index or any of the components underlying the Index.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your investment in excess of the Buffer. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer, for every 1% decrease of the Index beyond the Buffer, you will lose an amount equal to 1% of the face amount of your securities. If the specified Buffer is 0%, you could lose all of your initial investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in the relevant pricing supplement is based on the full face amount of the securities, the original issue price of the securities includes the agents’ commission and the estimated cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO PERIODIC COUPON PAYMENTS, DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities you will not receive periodic coupon payments, and, in the case of an Index that is a stock index, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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THE INDEX RETURN FOR THE SECURITIES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATED TO THE U.S. DOLLAR THAT MIGHT AFFECT THE INDEX – The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and foreign currencies, if any, in which any of the components underlying the Index are traded. Therefore, if the relevant currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return at maturity.

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THE SECURITIES MAY BE SUBJECT TO CURRENCY EXCHANGE RISK – If any of the components underlying the Index are traded in foreign currencies, the prices of such components may be converted into U.S. dollars for the purpose of calculating the value of the Index. In such case, your investment will be exposed to currency exchange rate risk with respect to each of the countries represented in the Index.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the securities;

•	the market price and, if applicable, dividend rate on the components underlying the Index;

•	interest and yield rates in the market generally and in the markets of the components underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the nations in which the companies included in foreign indices are domiciled;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

The securities may be a suitable investment for you if:

•	You believe the Index will appreciate over the term of the ROS and that the appreciation is unlikely to exceed the Maximum Gain;

•	You seek an investment that offers partial protection of your investment up to the Buffer (or no protection of your investment if the Buffer is 0%) when the securities are held to maturity;

•	You are willing and able to hold the securities to maturity;

•	You do not seek current income from your investment; and

•	You are willing to invest in the securities based on the specified Multiplier, Maximum Gain and Buffer.

The securities may not be a suitable investment for you if:

•	You believe that the Index will depreciate over the term of the securities.

•	You do not seek an investment with exposure to the economies of the United States or certain foreign countries;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that is 100% protected against the loss of your initial investment;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

What are the tax consequences of the securities?

You should review carefully the section in this product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Except as otherwise provided in the relevant pricing supplement, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement of the securities you have held the securities for more than one year.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities to that discussed above, the timing and/or character of income on the securities might differ materially and adversely from the treatment described above. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this product supplement and the accompanying pricing supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

What are the steps to calculate payment at maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the securities.

Step 1: Calculate the Index Return

Unless otherwise specified in the relevant pricing supplement, the Index Return is calculated as follows:

Index Return =	Index Ending Level – Index Starting Level (or Strike Level, if applicable)
Index Starting Level (or Strike Level, if applicable)

Step 2: Calculate the cash payment at maturity

Unless otherwise specified in the relevant pricing supplement, the cash payment at maturity will be calculated as follows:

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If the Index Ending Level is greater than the Index Starting Level (or the Strike Level, as applicable), you will receive a cash payment per $10.00 security face amount that provides you with a return on your investment equal to the Index Return multiplied by the Multiplier, subject to the Maximum Gain. Your final payment per $10.00 security face amount will be equal to the lesser of:

$10.00 + ($10.00 x Index Return x Multiplier); and

$10.00 + ($10.00 x Maximum Gain).

•	If the Index Ending Level is equal to the Index Starting Level (or the Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 security face amount.

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If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable) by a percentage that is equal to or less than the Buffer, you will receive a cash payment of $10.00 per $10.00 security face amount.

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If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer, for every 1% decrease of the Index beyond the Buffer, you will lose an amount equal to 1% of the face amount of your securities. Your final payment per $10.00 security will be:

$10.00 + ($10.00 x (Index Return + Buffer)).

You will lose some of your investment at maturity if the Index Ending Level decreases from the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer. If the Buffer is 0%, you could lose all of your initial investment at maturity.

Hypothetical Payment Amounts on Your Securities

The relevant pricing supplement may include hypothetical calculations and tables or charts showing hypothetical examples of the performance of your securities at maturity and the cash payment that could be delivered for each of your securities on the Maturity Date, based on a range of hypothetical Index Returns and on various key assumptions shown in the relevant pricing supplement.

Any table, chart or calculation showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical closing levels of the Index on the Final Valuation Date or Averaging Dates, as applicable, could have on your payment at maturity, as calculated in the manner described in the relevant pricing supplement. Such hypothetical table, chart or calculation will be based on closing levels for the Index that may not be achieved on the relevant Final Valuation Date or Averaging Date, as applicable, and on assumptions regarding terms of the securities that will not be set until the trade date.

As calculated in the relevant pricing supplement, the hypothetical payment amounts on your securities on the Maturity Date may bear little or no relationship to the actual market value of your securities on that date or at any other time, including any time you might wish to sell your securities. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your securities, since the financial return will be affected by various factors, including taxes, which the hypothetical information does not take into account. Moreover, whatever the financial return on your securities might be, it may bear little relation to—and may be much less than—the financial return that you might achieve were you to invest directly in the Index or the components underlying the Index.

We describe various risk factors that may affect the market value of the securities under “Risk Factors” in this product supplement.

We cannot predict the closing level of the Index and, therefore, the Index Ending Level for your securities. Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment that will be delivered in respect of your securities on the Maturity Date, nor should it be viewed as an indication of the financial return on your securities or of how that return might compare to the financial return if you were to invest directly in the Index or the components underlying the Index.

RISK FACTORS

Your investment in the securities will involve certain risks. We will not make coupon payments or guarantee the return of your initial investment at, or prior to, maturity. Investing in the securities is not equivalent to investing directly in the Index or any of the components underlying the Index. In addition, your investment in the securities entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the accompanying prospectus supplement and prospectus and the relevant underlying supplement and pricing supplement before you decide that an investment in the securities is suitable for you.

We will not make coupon payments on the securities and the securities do not guarantee the return of your initial investment.

We will not make coupon payments on the securities and the securities may not return all of your initial investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. For Securities with a Buffer greater than 0%, you will lose some of your investment at maturity if the Index Ending Level decreases from the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer. For Securities without a Buffer, you will lose some or all of your investment at maturity if the Index Ending Level decreases from the Index Starting Level (or the Strike Level, if applicable). The relevant pricing supplement will specify whether the securities have a Strike Level.

The potential return on your investment in the securities is limited to the Maximum Gain if applicable.

If the Securities are subject to a Maximum Gain, the opportunity to benefit from possible increases in the value of the Index through an investment in the securities will be limited to such Maximum Gain. If the product of the Index Return and the Multiplier is more than the Maximum Gain, you will not benefit from any appreciation of the Index beyond the level that results in the Maximum Gain.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

The Index Ending Level may be less than the Index closing level on the Maturity Date or at other times during the term of the securities.

Because the Index Ending Level may be calculated based on the Index closing level on one or more Index Valuation Dates near the end of the term of the securities, the Index closing level on the Maturity Date or at other times during the term of the securities, including dates near the Index Valuation Date(s), could be greater than the Index Ending Level. This difference could be particularly large if there is a significant increase in the level of the Index after the Final Valuation Date, if there is a significant decrease in the level of the Index around the time of the Index Valuation Date(s) or if there is significant volatility in the Index closing level during the term of the securities (especially on dates near the Index Valuation Date(s)). For example, when the Index Valuation Date is near the end of the term of the securities, if the Index closing levels increase or remain relatively constant during the initial term of the securities and then decrease below the Index Starting Level (or the Strike Level, if applicable), the Index Ending Level may be significantly less than if it were calculated on a date earlier than the Index Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Index or the components underlying the Index, or contracts relating to the Index or the components underlying the Index for which there is an active secondary market. Even if the level of the Index increases during the term of the securities, the market value of the securities may not increase by a proportional amount taking into account any leverage provided by the Multiplier. It is also possible for the level of the Index to increase while the market value of the securities declines, because the market value of the securities will not be influenced solely by the changes in the level of the Index.

The securities are not designed to be short-term trading instruments.

The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the face amount of the securities, even in cases where the Index has depreciated since the trade date. The potential returns described in the relevant pricing supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity.

The Index Return for the securities will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect an Index whose components are traded in currencies other than the U.S. dollar.

Although the components underlying the Index may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the securities, which are linked to the Index, are denominated in U.S. dollars, and the amount payable on the securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the components underlying the Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Index Return for the securities. The amount we pay in respect of the securities on the Maturity Date will be determined solely in accordance with the procedures described in this product supplement.

The securities may be subject to currency exchange risk.

Because the prices of the components underlying the Index may be converted by the sponsor of the Index (the “Sponsor”) into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of the Index, holders of the securities may be exposed to currency exchange rate risk with respect to each of the countries represented in the Index. An investor’s net exposure will depend on the extent to which the currencies in which the Index components are denominated strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of the Index may be adversely affected, and the payment at maturity of the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

Prior to maturity, the value of the securities will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the securities. We expect that, generally, the level of the Index on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the level of the Index. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the securities;

•	the market price and dividend rate, if applicable, on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the components underlying the Index;

•

economic, financial, political, regulatory or judicial events that affect the components underlying the Index or stock markets generally and which may affect the Index closing level on any Index Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Index;

•	supply and demand for the securities; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of the Index based on its historical performance.

The value of the Index may decrease such that you may not receive any return of your investment beyond the Buffer. If the Index Ending Level decreases compared to the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer, you will lose some of your investment at maturity. If the Buffer is 0%, you could lose all of your initial investment at maturity.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the securities directly or through one or more of our affiliates is likely to adversely affect the value of the securities prior to maturity.

While the payment at maturity will be based on the full face amount of your securities as described in the relevant pricing supplement, the original issue price of the securities includes each agent’s commission and the cost of hedging our obligations under the securities directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates as a result of such compensation or other transaction costs.

The Sponsor may adjust the Index in ways that affect its level, and the Sponsor has no obligation to consider your interests.

The Sponsor is responsible for calculating and maintaining the Index. The Sponsor can add, delete or substitute the components underlying the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of companies included in the Index may affect the Index as a newly added company may perform significantly better or worse than the company it replaces. Additionally, the Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the securities. The Sponsor has no obligation to consider your interests in calculating or revising the Index.

We or our affiliates may have economic interests adverse to those of the holders of the securities.

We or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of the Index or the components underlying the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

We may have hedged our obligations under the securities directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market price of the components underlying the Index and the level of the Index and, therefore, the market value of the securities. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Starting Level (or the Strike Level, if applicable), the Index Ending Level, the Index closing levels, the Index Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether the Index has been discontinued and whether there has been a material change in the method of calculation of the Index. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the securities, which may affect your return on the securities, particularly where Deutsche Bank AG, London Branch as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Index Return on any Index Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that one or more of the Index Valuation Dates and the Maturity Date will be postponed and your return will be adversely affected.

Holdings of the securities by our affiliates and future sales may affect the price of the securities.

Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

The U.S. federal income tax consequences of an investment in the securities are unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. You should review carefully the section of this product supplement entitled “Certain U.S. Federal Income Tax Consequences.” As discussed in that section, we generally believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. investors, possibly retroactively.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISK FACTORS APPLICABLE TO AN INDEX THAT IS A STOCK INDEX

Your return on the securities, if any, generally will not reflect dividends on the component stocks underlying the Index.

If the Index is a stock index, your return on the securities, if any, will not reflect the return you would realize if you actually owned the component stocks underlying the Index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the securities by reference to the Index Ending Level. The Index Ending Level reflects the prices of the component stocks as calculated in the Index without taking into consideration the value of dividends paid on those stocks.

There are certain indices, generally referred to as total return indices, that include dividend distributions in the return of the index. If the index is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in the index are deemed to be reinvested in the index, so that the index level would include such distributions.

We do not control the Index or the component stocks underlying the Index.

Except as we may otherwise describe in the relevant pricing supplement, we have no ability to control the actions of companies whose stocks are included in the Index, including actions that could affect the value of the component stocks underlying the Index or your securities. None of the money you pay us will go to the Sponsor or any of the companies included in the Index, and none of those companies will be involved in the offering of the securities. Those companies will have no obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

You will not have voting rights or rights to receive dividends.

As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

We trade the component stocks underlying the Index and we may engage in business with the companies whose stocks are included in the Index.

Deutsche Bank AG and other affiliates of ours trade the component stocks underlying the Index and other financial instruments related to the Index and its component stocks on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the Index and, accordingly, could affect the value of the securities and the amount payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are included in the Index. Any prospective purchaser of securities should undertake such independent investigation of each company whose stock is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

VALUATION OF THE SECURITIES

At maturity. Your cash payment at maturity is based on the Index Return as described under “General Terms of the Securities—Payment at Maturity.”

Prior to maturity. You should understand that the market value of your securities will be affected by several factors, many of which are beyond our control and interrelate in complex ways. Generally, we expect that the level of the Index on any day will affect the market value of your securities more than any other single factor. Other factors that may influence the market value of your securities include supply and demand for your securities, exchange rates, the volatility of the Index, the composition of the Index and any changes to the components underlying the Index, the level of interest rates and other economic conditions, as well as our perceived creditworthiness. See “Risk Factors” in this product supplement for a broader description of factors that could affect the market value of your securities.

GENERAL TERMS OF THE SECURITIES

The following is a summary of general terms of the securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in the relevant underlying supplement and pricing supplement and in the accompanying prospectus supplement and prospectus.

In addition to the terms described elsewhere in this product supplement, the following general terms will apply to the securities:

Coupon Payments

We will not make any coupon payments on the securities during the term of the securities.

Denomination

Each security will have an initial investment amount of $10.00, unless otherwise specified in the relevant pricing supplement.

Payment at Maturity

The amount you will receive at maturity will depend on the value of the Index Ending Level relative to the Index Starting Level (or the Strike Level, if applicable).

Steps to Calculate Payment at Maturity

Step 1: Calculate the Index Return

Unless otherwise specified in the relevant pricing supplement, the Index Return is calculated as follows:

Index Return =	Index Ending Level – Index Starting Level (or the Strike Level, if applicable)
Index Starting Level (or the Strike Level, if applicable)

Step 2: Calculate the cash payment at maturity

Unless otherwise specified in the relevant pricing supplement, the cash payment at maturity will be calculated as follows:

•

If the Index Ending Level is greater than the Index Starting Level (or the Strike Level, as applicable), you will receive a cash payment per $10.00 security face amount that provides you with a return on your investment equal to the Index Return multiplied by the Multiplier, subject to the Maximum Gain. Your final payment per $10.00 security face amount will be equal to the lesser of:

$10.00 + ($10.00 x Index Return x Multiplier); and

$10.00 + ($10.00 x Maximum Gain).

•	If the Index Ending Level is equal to the Index Starting Level (or the Strike Level, if applicable), you will receive a cash payment of $10.00 per $10.00 security face amount.

•

If the Index Ending Level is equal to or less than the Index Starting Level (or the Strike Level, if applicable) by a percentage that is less than the Buffer, you will receive a cash payment of $10.00 per $10.00 security face amount.

•

If the Index Ending Level is less than the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer, for every 1% decrease of the Index beyond the Buffer, you will lose an amount equal to 1% of the face amount of your securities. Your final payment per $10.00 security will be:

$10.00 + ($10.00 x (Index Return + Buffer)).

You will lose some of your investment at maturity if the Index Ending Level decreases from the Index Starting Level (or the Strike Level, if applicable) by more than the Buffer. If the Buffer is 0%, you could lose all of your initial investment at maturity.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

The following definition of a market disruption event applies to an Index that is a stock index. To the extent the definition below is inconsistent with the definition of a market disruption event for a stock index in the relevant pricing supplement or in an accompanying underlying supplement, the definition in the relevant pricing supplement or accompanying underlying supplement, as applicable, will control. The definition of a market disruption event for an Index that is not a stock index will be set forth in the relevant pricing supplement or underlying supplement.

With respect to an Index that is a stock index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to former NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to former NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Index Return, the Index Starting Level (or the Strike Level, if applicable), the Index Ending Level and the payment at maturity on the securities. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Index Starting Level (or the Strike Level, if applicable), the Index Ending Level or the Index Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to

0.87655); all dollar amounts related to determination of the payment per $10.00 security at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per $10.00 security face amount upon any acceleration of the securities shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $10.00 security face amount as described under the caption “General Terms of the Securities—Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date. If the securities have more than one Index Valuation Date, then the business days immediately preceding the date of acceleration (in such number equal to the number of Index Valuation Dates in excess of one) shall be the corresponding Index Valuation Dates.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Discharge and Defeasance” are not applicable to the securities, unless otherwise specified in the relevant pricing supplement.

Listing

The securities will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes—Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the securities to holders who will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a security as a part of a hedging transaction, straddle, conversion or integrated transaction, or U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar.

If the Index includes the stock of one or more entities, we will not attempt to ascertain whether any entity in the Index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more entities in the Index were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of the securities. You should refer to information filed with the SEC or the equivalent government authority by such entities and consult your tax adviser regarding the possible consequences to you if such entity is or becomes a PFIC or a USRPHC.

Tax Treatment of the Securities

Except as otherwise provided in the relevant pricing supplement, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above treatment is respected.

Tax Consequences to U.S. Holders

The following discussion applies to “U.S. holders” of the securities. You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as otherwise provided in the applicable pricing supplement and assuming that the treatment of the securities described above is respected, the following are anticipated U.S. federal income tax consequences of the ownership and disposition of the securities under current law.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange, or retirement, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale or exchange of the securities prior to their maturity date or upon the receipt of the cash payment in retirement of the securities at maturity, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities so sold, exchanged or retired. Your tax basis in the securities should equal the amount you paid to acquire the securities. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held your securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. Alternative U.S. federal income tax treatments of the securities are possible, which, if applied, could materially and adversely affect the timing and/or character of the income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, securities having a term from issue to maturity (including the last possible date that the securities could be outstanding) exceeding one year would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined at the time of issuance of the securities, even though no corresponding cash would be received on the securities. In addition, any gain or loss on the sale, exchange or retirement of the securities would generally be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you would be required to file a disclosure statement with the IRS.

You should further be aware that on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which an instrument is linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of ownership and disposition of the securities, possibly on a retroactive basis.

Other treatments also are possible. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder of the securities. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the securities who is: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust. You are not a non-U.S. holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange or retirement. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or retirement of the securities.

Sale, Exchange or Retirement of the Securities. Subject to the discussion below regarding backup withholding, gain from the sale or exchange of the securities prior to the maturity date or upon the receipt of cash payment in retirement of the securities at maturity should not be subject to U.S. federal withholding or income tax unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences Under Possible Alternative Treatments. If the securities were treated as indebtedness, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. federal withholding or income tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable requirements; and (ii) any gain realized on a sale, exchange or retirement of the securities is not effectively connected with your conduct of a trade or business in the United States.

However, as described above under “—Tax Consequences to U.S. Holders—Other Possible Tax Treatments of an Investment in the Securities,” on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require Non-U.S. Holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the December 7, 2007 notice.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the securities are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the securities includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or its components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially decrease the level of the Index as well as the Index Starting Level (or the Strike Level, if applicable), and therefore effectively establish a lower level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the components underlying the Index, or instruments whose value is derived from the Index or its components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING INDICES

The Index, along with the method of calculating the Index closing level in the event that the Index is discontinued, will be described in the relevant underlying supplement.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA as agents and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of securities has agreed to purchase, and we have agreed to sell, the face amount of securities set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees in the amount set forth in the relevant pricing supplement. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate face amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this product supplement or the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this product supplement or the accompanying underlying supplement, prospectus supplement, prospectus or pricing supplement or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this product supplement and the accompanying underlying supplement, prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.